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                                                                     EXHIBIT 5.2

                         HIGHAM, MCCONNELL & DUNNING LLP
                           28202 CABOT ROAD, SUITE 450
                         LAGUNA NIGUEL, CALIFORNIA 92677
                                 (949) 365-5515




                                   May 2, 2002

e.Digital Corporation
13114 Evening Creek Drive South
San Diego, CA 92128


        Re:    Registration on Form S-3 of 20,000,000 Shares of Common Stock
               of e.Digital Corporation and Subsequent Sale of 2,830,189 Shares Pursuant to Prospectus Supplement No. 1
               ----------------------------------------------------------------


Gentlemen:

        We have acted as counsel to e.Digital Corporation, a Delaware corporation (the "Company"), in connection with (i) the Company's filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to 20,000,000 shares of its Common Stock, $.001 par value, which may be sold from time to time by the Company, as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) thereto and (ii) the issuance and sale of 2,830,189 shares in accordance with the terms described in Prospectus Supplement No. 1.

        In connection with the opinion expressed below, we have examined and relied upon, as to factual matters, originals and photostatic or certified copies of such corporate records, including, without limitation, minutes of the meetings of the Board of Directors of the Company and other instruments, certificates of corporate officers, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In making such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We also have assumed that appropriate action will be taken prior to the offer and sale of the Common Stock to register and qualify the Common Stock for issuance and sale under any applicable state "Blue Sky" or securities laws.

        We have examined and relied upon, as matters of law, such considerations of law as we, in our judgment, have deemed necessary or appropriate to render the opinion expressed below. This opinion is limited to federal law and the corporate laws of the States of California and Delaware, and we can assume no responsibility for the law of any other jurisdiction.

        Based upon the foregoing, we are of the opinion that the 2,830,189 shares of the Company's Common Stock will be, when sold pursuant to the terms set forth in Prospectus Supplement No. 1, legally issued, fully paid and nonassessable shares of Common Stock of the Company.

        In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder. This opinion is being delivered solely in regard to the transactions contemplated by the Registration Statement and is intended for use solely in connection with the consummation of such transactions. This opinion should not be relied upon for any


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other purpose without our prior written consent; this opinion should not be quoted in whole or in part or distributed in any way.

                             Very truly yours,



                             /s/ HIGHAM, McCONNELL & DUNNING LLP